Exhibit 99.1

LinkedIn Announces Pricing of $1.2 Billion Follow-On Offering

September 4, 2013

MOUNTAIN VIEW, Calif., September 4, 2013— LinkedIn Corporation (NYSE:LNKD) announced today the pricing of a follow-on offering of 5,381,166 shares of its Class A common stock at a public offering price of $223.00 per share, for a total offering amount of approximately $1.2 billion. In addition, the underwriters have been granted a 30-day option to purchase up to 807,174 additional shares of Class A common stock.

The offering is expected to close on September 10, 2013.

The lead bookrunning managers of the offering are J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Goldman, Sachs & Co. and BofA Merrill Lynch are acting as joint bookrunning managers of the offering. Allen & Company LLC is acting as co-manager.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on September 3, 2013. The offering is being made only by means of an effective shelf registration statement, including a preliminary prospectus and final prospectus, copies of which may be obtained, when available, by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or telephone: 1-866-803-9204; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649, email: prospectus@morganstanley.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com; or BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Contact information

LinkedIn Corporate Communications Team

press@linkedin.com

LinkedIn Investor Relations Team

mdanziger@linkedin.com

650-426-6104